                                                                   EXHIBIT 10.12


                        EVALUATION AND OPTION AGREEMENT

         AGREEMENT made as of the 30th day of December, 1996, by and between the Consumer Health Care Division of Pfizer Inc. (hereinafter referred to as "Pfizer"), a corporation organized and existing under the laws of the State of Delaware, having an office at 235 East 42nd Street, New York, New York 10017, and Nastech Pharmaceutical Company Inc. (hereinafter referred to as "Nastech"), a corporation organized and existing under the laws of the State of Delaware, having an office at 45 Davids Drive, Hauppauge, New York 11788.

         WHEREAS, Nastech is the owner of and has the right to grant licenses with respect to certain Know-How and Patents (as hereinafter defined); and

         WHEREAS, Nastech wishes to grant to Pfizer an exclusive license to the Know-How and Patents pertaining to the Product (as hereinafter defined) for the purposes of, inter alia, Pfizer's commencing evaluation of the Product and Pfizer wishes to receive such a license to evaluate the Product, on the terms and subject to the conditions set forth herein; and

         WHEREAS, Nastech shall design, undertake and complete a program of pre-clinical and clinical study of the Product (such program is summarized in Exhibit "A" which is attached hereto and made part of this Agreement); and

         WHEREAS, Nastech wishes to grant to Pfizer an option for an exclusive license to the Know-How and Patents for the manufacture, use and sale of the Product in the Territory (as hereinafter defined), and Pfizer wishes to receive such an Option, on the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual promises and covenants provided herein, the parties hereto hereby agree as follows:

1.       DEFINITIONS

         For purposes of this Agreement, the following definitions shall be applicable (it being understood that the terms defined shall include the singular number in the plural, and the plural number in the singular):

         1.1. "Affiliate" means, with respect to a party, any corporation or other business entity directly or indirectly controlling, controlled by or under common control with such party; as used herein, the term "control" means possession of the power to direct, or cause the direction of the management and policies of a corporation or other entity whether through the ownership of voting securities, by contract or otherwise.

         1.2. "Know-How" means all information, including but not limited to the following: all chemical, pharmacological, safety, toxicological, clinical, stability, assay, control, packaging, manufacturing, regulatory and marketing research data and other knowledge related to the Product and its components now or hereafter owned by or in the possession or control of, Nastech during the term of this Agreement, including any improvements thereto.

         1.3. "Patents" means all patents and patent applications in the Territory which relate to the Product and which are now owned or licensed, or hereafter issued, acquired or licensed during the term of this Agreement, by Nastech or its Affiliates. A list of such Patents are appended hereto as Exhibit "C" as amended from time to time, as required which is attached hereto and made a part of this Agreement.

         1.4. "Product" means a method and/or dosage form for the nasal administration of doxylamine succinate and diphenhydramine hydrochloride for the purpose of inducing sleep.

         1.5.   "Territory" means worldwide.

2.       GRANT OF RIGHT AND LICENSE TO EVALUATE

         2.1. Nastech hereby grants to Pfizer an exclusive (even as to Nastech and Nastech's Affiliates) right and license to the Know-How and Patents pertaining to the Product to evaluate for the term of the Evaluation Period (as hereinafter defined), inter alia, the clinical efficacy, safety and regulatory status of the Product and for the purpose of conducting or having conducted research, analysis and testing so that Pfizer may determine whether it is interested in acquiring further rights in the Product. Such right and license shall include an exclusive right to use the Know-How and Patents in connection with Pfizer's evaluation of the Product and for no other purpose. All such actual clinical studies and all research described herein shall be conducted and performed by Nastech or their agents, unless agreed to otherwise in writing.

         2.2. Nastech understands and acknowledges that Pfizer's undertaking to evaluate the Product hereunder in no way further obligates Pfizer to exercise the Option granted to Pfizer in Paragraph 3. of this Agreement, or to enter into any other agreement or arrangement with Nastech.

3.       GRANT OF OPTION

         3.1. Nastech hereby grants, exclusively to Pfizer during the term of this Agreement and any extensions thereto, and Pfizer hereby accepts, an Option to acquire an exclusive license to make, have made, use and sell the Product under the Patents and Know-How according to the license agreement attached hereto as Exhibit "B."

         3.2. Pfizer may, at its sole option, at any time during the term of this Agreement and any extension thereto, exercise the Option by sending written notice to Nastech. Upon receipt of such notice the parties shall execute the license agreement that is attached hereto as Exhibit "B."

         3.3 If Pfizer elects, pursuant to Paragraph 3.2. herein, to exercise the Option prior to the completion by Nastech of the Evaluation Period (as hereinafter defined), such exercise shall not relieve Nastech of its obligation to satisfactorily complete the Evaluation Period.

4.       DEVELOPMENT, CLINICAL EVALUATION AND PAYMENTS

         4.1. On or before execution of this Agreement, Nastech has provided or shall provide to Pfizer: (4.1.1.) a complete copy of the Investigational New Drug application entitled Doxylamine Succinate Nasal Spray (IND: 48228) regarding the Product; (4.1.2.) copies of all Know-How, including relevant clinical protocols; and (4.1.3.) copies of all relevant information concerning the Patents and Product.

         4.2. In consideration for the rights granted under this Agreement, on the first day of the first full month following the execution of this Agreement, an eight (8) month development and pre-clinical and clinical evaluation period, as enumerated and described in items I-VII of Exhibit "A," shall commence (hereinafter referred to as the "Evaluation Period"). During the Evaluation Period, Nastech shall be responsible for the design, undertaking and completion of Product development, clinical study and research, the sole purpose of which shall be to permit Pfizer to ultimately evaluate the clinical and regulatory status of the Product. The total cost of such development, clinical study and research conducted during the Evaluation Period shall not exceed $650,000 dollars; such expenses shall be borne by both Pfizer and Nastech as described below.

                4.2.1. Pfizer shall pay to Nastech a total of $500,000 as follows:

                     (a) At completion of items I-II as enumerated in Exhibit "A," $100,000;

                     (b)  At completion of Item III-V in Exhibit "A,"
$100,000;

                     (c)  At completion of item VI in Exhibit "A," $100,000;

                     (d) At completion of item VII in Exhibit "A,", $200,000. Pfizer shall not, however, be required to pay any portion of the $500,000 for any item enumerated herein until Nastech has provided a complete report on the activities undertaken for each item. Such report(s) shall include, inter alia, an integrated, statistical analysis, relevant data, and appropriate information. In no event, shall Pfizer's total payments hereunder exceed $500,000 dollars and Pfizer shall not make any payment for any expense greater than the actual cost incurred by Nastech;

                     (e) From time to time, at Pfizer's request, Nastech shall provide a detailed written report of all actual costs.

                4.2.2. Nastech agrees pay a total of $150,000 toward the completion of the clinical development program (items I-VI) as summarized in Exhibit "A".

         4.3. Pfizer may at any time terminate the Evaluation Period and this Agreement according to the provisions of Paragraph 9.2. hereunder. The obligations set forth in Paragraphs 8. and 10.2. shall survive any such termination.

         4.4. At any time before or within four (4) months following expiration of the Evaluation Period, Pfizer may extend the Evaluation Period and the term of this Agreement: if any of items I - VII in Exhibit "A" have not been completed to Pfizer's satisfaction; or if additional work is required as stated in Paragraph 4.4.1.

If said Evaluation Period and term are not so extended, this Agreement will terminate at the end of the four (4) month period following the Evaluation Period. Upon such termination, Pfizer shall have no further obligation to Nastech, except for the confidentiality and indemnification obligations set forth in Paragraphs 8. and 10.2., and except for payments accrued for actual completed work prior to termination and remaining unpaid by Pfizer.

                4.4.1. Notwithstanding any provision contained in Paragraph 4.4., if Pfizer extends the Evaluation Period solely because it has determined that additional work, not within the purview of items I - VII of Exhibit "A" is required, the parties shall agree to the duration of any such extension and a payment schedule for such additional work.


5.       NEW INFORMATION AND TECHNICAL ASSISTANCE

         5.1. Nastech shall promptly and regularly during the term of this Agreement and any extensions thereto, inform Pfizer of any new Know-How and Patent information concerning the Product, or such other information or facts that could materially adversely affect the rights granted by Nastech to Pfizer herein, including but not limited to, information it obtains or develops regarding the safety (including toxicity), efficacy or government regulatory status of the Product.

                5.1.1. Each party agrees to report to the other, within [48] hours from receipt of the information, any serious adverse event which is reported to occur as a result of use of the Product. Such events must be reported in as much detail as possible, whether or not there is proof of a causal connection between the events and use of the Product. A serious adverse event includes any experience relating to the Product which is reasonably regarded to be medically significant. Each party also agrees to provide to the other copies of all reports that are made to governmental health authorities concerning material safety, efficacy or quality matters with respect to the Products.

         5.2. In connection with the furnishing of Know-How, Nastech shall provide written bi-monthly status reports regarding all activities herein undertaken.

                5.2.1. Allow personnel of Pfizer, at Pfizer's expense, to visit the research sites and to consult with Nastech personnel, at mutually agreeable times, to discuss and review the Know-How solely for the purposes provided hereunder.

                5.2.2. At the request of Pfizer, Nastech shall send personnel to Pfizer's facilities to assist and instruct in the evaluation of the Know-How. The reasonable costs of any such visit shall be borne by Pfizer.


6.       REGULATORY STATUS OF PRODUCTS

         The Product is not presently marketed in the Territory pursuant to any regulatory authority. An IND, as hereinbefore noted, has been filed. The Parties agree that upon completion of the Evaluation Period a determination shall be made by Pfizer as to whether an NDA filing will be commenced in connection with Pfizer exercising the Option. The Parties also agree that Pfizer shall make the sole determination of the best regulatory strategy, including clinical development, with the advice of Nastech.

7.       REPRESENTATIONS, WARRANTIES AND COVENANTS

         7.1.   Nastech represents, warrants and covenants that:

                7.1.1. Nastech is a corporation duly organized, existing and in good standing under the laws of the State of Delaware, with full right, power and authority to enter into and perform this Agreement and to grant all of the rights, powers and authorities herein granted.

                7.1.2. Nastech is and shall be the sole and exclusive owner of the Product and Patents all of which are and shall be unencumbered by any liens, security interest or other rights or claims of any third party, and no other person or entity has or shall have any claim of ownership with respect to the Product whatsoever.

                7.1.3. Making, having made, using or selling the Product in the Territory does not infringe any patent, or any rights of any third party.

                7.1.4. The execution, delivery and performance of this Agreement do not conflict with, violate or breach any agreement to which Nastech is a party, or Nastech's articles of incorporation or bylaws.

                7.1.5. This Agreement has been duly executed and delivered by Nastech and is a legal, valid and binding obligation enforceable against Nastech in accordance with its terms.

                7.1.6. Nastech knows of no fact which materially adversely affects or could materially adversely affect the rights granted to Pfizer under this Agreement.

                7.1.7. As of the date hereof, Nastech has delivered to Pfizer all the information specified in Paragraph 4.1. hereof.

         7.2.   Pfizer represents, warrants and covenants that:

                7.2.1. Pfizer is a corporation duly organized, existing and in good standing under the laws of the State of Delaware, with full right, power and authority to enter into and perform this Agreement and to grant all of the rights, powers and authorities herein granted.

                7.2.2. The execution, delivery and performance of this Agreement do not conflict with, violate or breach any agreement to which Pfizer is a party, or Pfizer's certificate of incorporation or bylaws.

                7.2.3. This Agreement has been duly executed and delivered by Pfizer, and is a legal, valid and binding obligation enforceable against Pfizer in accordance with its terms.

8.       CONFIDENTIAL INFORMATION

         8.1. During the term of this Agreement and for a period of five (5) years after expiration or termination hereof, each party shall keep confidential and not disclose to others or use for any purpose other than as authorized herein, any confidential information supplied by the other party or its employees or representatives and identified by the disclosing party as confidential in writing ("Confidential Information"); provided, however, that these obligations of confidentiality and non-use shall not apply to the extent that the receiving party can establish that information is not the other party's Confidential Information, including but not limited to establishing that the information:
(8.1.1.) entered the public domain without the receiving party's breach of any obligation owed to the disclosing party; (8.1.2.) had become known to the receiving party prior to the disclosure of such information and that such prior knowledge may be demonstrated by written documentation; (8.1.3.) was permitted to be disclosed by the prior written consent of the disclosing party; (8.1.4.) had become known to the receiving party from a source other than the disclosing party other than by breach of a confidentiality obligation owed to the disclosing party and that such prior knowledge may be demonstrated by written documentation; (8.1.5.) was disclosed by the disclosing party to a third party without restrictions on its disclosure; or (8.1.6.) was independently developed by the receiving party without breach of this Agreement and such prior independent development can be demonstrated by written documentation. In addition, each party shall have the right to disclose Confidential Information supplied by the other party to third parties under a secrecy agreement with essentially the same confidentiality provisions provided herein, solely in connection with the exercise of its rights under this Agreement. Further, disclosure may be made by either party to government agencies to the extent required to secure regulatory approvals, and to preclinical and clinical investigators when necessary for their information in connection with the filing of applications for such approvals.

         8.2. Upon termination of this Agreement, and in the event Pfizer does not exercise the Option granted hereunder, the parties shall each, upon the written request of the other, return or destroy all materials, copies and extracts obtained from the other party that contain any Confidential Information, except for one archival copy to be retained by the receiving party only for the purpose of determining its continuing obligations hereunder.

9.       TERM AND TERMINATION

         9.1. This Agreement shall be effective upon execution and shall remain in effect, unless terminated earlier by Pfizer according to Paragraph
9.2. of this Agreement, until four (4) months following expiration of the Evaluation Period, unless Pfizer has extended the term of this Agreement pursuant to Paragraph 4.3.

         9.2. Notwithstanding anything in this Agreement to the contrary, Pfizer shall have the right, at any time, with or without cause at its sole discretion and upon (30) days' prior written notice to Nastech, to terminate this Agreement wherein the Option shall also terminate. Provided, however, if Pfizer terminates without cause, Pfizer shall forfeit payments previously made to Nastech for completed work up to the point of termination if Pfizer terminates with cause,

Pfizer shall not be obligated to pay for costs associated with activities completed or commenced post the breach, or for any cost associated with the breach.

10.      INDEMNIFICATION

         10.1. Nastech shall at all times during and after the term of this Agreement be responsible for, and shall defend, indemnify and hold Pfizer harmless from and against any and all losses, claims, suits, proceedings, expenses, recoveries and damages, including reasonable legal expenses and costs, including attorneys' fees, arising out of any claim by a third party relating to the Product, or any aspect of the performance of this Agreement, to the extent such liability results from a patent infringement claim, from a product liability claim or from the negligence or willful misconduct of Nastech, or any breach of a representation or warranty given herein by Nastech.

         10.2. Pfizer shall at all times during and after the term of this Agreement be responsible for, and shall defend, indemnify and hold Nastech harmless from and against any and all losses, claims, suits, proceedings, expenses, recoveries and damages, including reasonable legal expenses and costs, including attorneys' fees, arising out of any claim by a third party relating to the Product or any aspect of the performance of this Agreement, to the extent such liability results from the negligence or willful misconduct of Pfizer, or any breach of a representation or warranty given herein by Pfizer.

11.      MISCELLANEOUS

         11.1. Entire Agreement - This Agreement sets forth the entire agreement and understanding between the parties and supersedes all previous agreements, promises, representations, understandings and negotiations, whether written or oral, between the parties with respect to the subject matter hereof; none of the terms of this Agreement shall be amended or modified except in writing signed by the parties hereto.

         11.2. Assignment - Neither party may assign any right or obligation hereunder without the written consent of the other party, except if such assignment arises under a transaction in which the assigning party is selling its entire business or a line of business to which this Agreement relates or that party is being acquired or merging with a third party. This Agreement shall be binding upon and inure to the benefit of the parties' respective successors and assigns. Any attempted assignment in violation of this provision shall be void and of no effect.

         11.3. Severability - If and solely to the extent that any provision of this Agreement shall be invalid or unenforceable, or shall render this entire Agreement to be unenforceable or invalid, such offending provision shall be of no effect and shall not affect the validity of the remainder of this Agreement or any of its provisions; provided, however, the parties shall use their respective reasonable efforts to renegotiate the offending provisions to best accomplish the original intentions of the parties.

         11.4. Waivers - A waiver by either party of any term or condition of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement.

         11.5. Further Documents - Each party hereto agrees to execute such further documents and take such further steps as the other party reasonably determines may be necessary or desirable to effectuate the purposes of this Agreement.

         11.6. Compliance with Law - Each party hereto shall comply with all applicable laws, rules, ordinances, guidelines, consent decrees and regulations of any federal, state or other governmental authority.

         11.7. Force Majeure - No party shall be liable for failure to perform or delay in performing obligations set forth in this Agreement, and no party shall be deemed in breach or default of its obligations, if, to the extent and for so long as, such failure, delay, breach or default is due to natural disasters or any similar causes reasonably beyond the control of such party. Any party desiring to invoke the protection of Force Majeure shall promptly notify the other party of such desire and shall use reasonable efforts to resume performance of its obligations.

         11.8. Governing Law - This Agreement is deemed to have been entered into in the State of New York, and its interpretation, construction, and the remedies for its enforcement or breach are to be applied pursuant to and in accordance with the laws of the State of New York.

         11.9. Notices - Any notice, consent or approval permitted or required under this Agreement shall be in writing sent by registered or certified airmail, postage pre-paid, or by overnight courier or by facsimile (confirmed by mail) and addressed as follows:

                If to PFIZER:

                Pfizer Inc
                Consumer Health Care Division
                235 East 42nd Street
                New York, NY 10017

                ATTENTION: President
                Consumer Health Care Group

                with a copy to the General Counsel
                Pfizer Inc
                235 East 42nd Street
                New York, NY 10017

                If to Nastech:

                Nastech Pharmaceutical Company Inc.
                45 Davids Drive
                Hauppauge, New York 11788

                ATTENTION: Dr. Vincent D. Romeo,
                President
                with a copy to:

                Bruce R. Thaw, Esq.
                45 Banfi Plaza
                Farmingdale, New York 11735

All notices shall be deemed to be effective on the date of mailing. In case any party changes its address at which notices are to be received written notice of such change shall be given s soon as practicable to the other party.

         11.10. Headings - Headings in this Agreement are included for ease of reference only and shall have no legal effect.

         11.11. Relationship of the Parties - The relationship hereby established between Pfizer and Nastech is solely that of independent contractors; this Agreement shall not create an agency, partnership, joint venture or employer/employee relationship, and nothing hereunder shall be deemed to authorize either party to act for, represent or bind the other except as expressly provided in this Agreement.

         11.12. Publicity - Nastech may at any time release the press release attached hereto as Exhibit "D", but shall not issue any other or further press release or other publicity materials, or make any presentation with respect to the existence of this Agreement or the terms and conditions hereof without the prior written consent of Pfizer. Nastech, however, may make disclosures required by the Securities Act of 1933, as amended, and the Securities and Exchange Act of

1934, with prior written consent of Pfizer, which shall not be unreasonably withheld.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers.


PFIZER INC                              NASTECH PHARMACEUTICAL
CONSUMER HEALTH CARE GROUP              COMPANY INC.

By: /s/ [sig]                           By: /s/ [sig]
   ------------------------                -------------------------
   Vice President                          Chairman
   Pfizer Inc.

                                  EXHIBIT "A"



                           NASAL DOXYLAMINE SUCCINATE

                SUMMARY OUTLINE OF CLINICAL DEVELOPMENT PROGRAM


ACTIVITY                                DESCRIPTION
--------                                -----------
1.   IND FILING                         IND submitted to Pfizer
                                        (IND Number 48,228)

II.  PRODUCT DEFINITION                 Define the following:
                                        type of dosage form (e.g. spray,
                                        gel, etc.) dose strength, dosing
                                        duration, device characteristics,
                                        and packaging characteristics.

III. FORMULATION DEVELOPMENT            Formulation work to assess the nasal
                                        absorption profile of doxylamine
                                        succinate.  The Objective is to
                                        develop a formulation that will
                                        achieve A blood level profile of
                                        doxylamine succinate that will result
                                        in an earlier induction of sleep and
                                        possibly reduce the incidence of
                                        "hang over" effects.

IV.  LIMITED NASAL TOXICITY             Depending upon the matrix of the
     STUDIES (OPTIONAL)                 new formulation(s) developed, a single
                                        dose pre-clinical nasal toxicity trial
                                        may be needed to allow the single dose
                                        testing of the formulation(s) in humans
                                        to assess nasal absorption.

V.   HUMAN ABSORPTION SCREEN            New Formulations will be screened in
     (PILOT PHASE I                     humans for single dose nasal absorption
     CLINICAL TRIAL)                    profiles under IND Number 48,228.
                                        Four to six healthy volunteers will
                                        be used per formulation group.

VI.   FORMAL Nasal TOXICITY STUDIES     Nasal toxicity studies similar to those
                                        done for the IND filing will be
                                        conducted on the formulation selected
                                        for further clinical testing.  The study
                                        will be done over a 14 day dosing
                                        period in rats and dogs.

VII.  PHASE I CLINICAL TRIAL AND        The formulation selected from the
      PILOT PHASE II/III CLINICAL       screen studies will be evaluated for
      TRIAL                             tolerance, safety, efficacy, and
                                        pharmacokinetic profile in healthy human
                                        volunteers.  Number of subjects per
                                        group to be determined based on results
                                        of pilot Phase I clinical.  These will
                                        be single dose studies and will include
                                        active (oral) and/or nasal placebo
                                        control groups.

VIII. PHASE II/III CLINICAL TRIALS      Two pivotal clinical efficacy trials
                                        against placebo and/or a positive control
                                        will be conducted.  Both trials may
                                        include 100 patients.  Plan of study and
                                        number of subjects will be discussed
                                        with the FDA at an appropriate time.

IX.   NDA FILING                        Nastech will start compiling all relevant
                                        information from the start of the project
                                        subject to terms and conditions of the
                                        Evaluation and Option Agreement.


         All such studies, clinical evaluations and research shall be conducted and performed according to all applicable federal, state and local regulations as well as the Good Laboratory Practices standards. Compliance with all such regulations and standards shall be the sole responsibility of Nastech.

                                  EXHIBIT "B"

                               LICENSE AGREEMENT

         AGREEMENT made as of the _____ day of ______, 1997, by and between the Consumer Health Care Group of Pfizer Inc. (hereinafter referred to as "Pfizer"), a corporation organized and existing under the laws of the State of Delaware, having an office at 235 East 42nd Street, New York, New York 10017 U.S.A., and Nastech Pharmaceutical Company Inc. (hereinafter referred to as "Nastech"), A corporation organized and existing under the laws of the State of Delaware, having an office at 45 Davids Drive, Hauppauge, New York 11788.

                              W I T N E S S E T H:

         WHEREAS, by an Evaluation and Option Agreement dated as of _______________ between Nastech and Pfizer, Pfizer obtained an option to acquire a license under certain Patents and Know-How (as hereinafter defined), and Pfizer desires to exercise said option;

         WHEREAS, Nastech is the owner of and has the right to grant licenses with respect to certain Patents and Know-How (as hereinafter defined) regarding certain Products (as hereinafter defined); and

         WHEREAS, Nastech wishes to grant to Pfizer an exclusive license to certain Patents and Know-How to make and have made Products in the Territory for use and sale in the Territory (as hereinafter defined), and Pfizer wishes to receive such a license, on the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements provided herein, Pfizer and Nastech hereby agree as follows:

I.       DEFINITIONS

         For purposes of this Agreement, the following definitions shall be applicable (it being understood that the terms defined shall include the singular number in the plural, and the plural number in the singular):

         A. "Affiliate" means, with respect to a party, any corporation or other business entity directly or indirectly controlling, controlled by or under common control with such party; as used herein, the term "control" means possession of the power to direct, or cause the direction of the management and policies of a corporation or other entity whether through the ownership of voting securities, by contract or otherwise.

         B. "FDA" means the United States Food and Drug Administration or any successor agency thereof.

         C. "Patents" means all patents and patent applications in the Territory which covers the Product and which are now owned or licensed, or hereafter issued, acquired or licensed during the term of this Agreement, by Nastech or its Affiliates. A list of such Patents are appended hereto as Exhibit "A" which is attached hereto and made a part of this Agreement. From time to time the list may be amended, as required.

         D. "National Commercial Launch" means the first shipment of a Product by Pfizer or any of its Affiliates or sublicensees on a commercial basis to a third party, unless the shipment is for the primary purpose of evaluating consumer acceptance.

         E. "Net Sales" shall mean the actual gross invoice price of products sold by Pfizer, its Affiliates and sublicensees to third parties less, to the extent included therein, the total of (i) ordinary and customary trade discounts, (ii) sales and excise taxes, and other similar taxes, customs duty and compulsory payments to governmental authorities actually paid or deducted and related to the sale, and (iii) credits given to customers for rejects or returns of the product.

         F. "NDA" means a New Drug Application covering a Product filed with the FDA pursuant to Paragraph 505 of the United States Federal Food, Drug, and Cosmetic Act, or any regulations thereunder.

         G. "Payment Computation Period" means a three (3) month calendar quarter ending on the last day of March, June, September or December of a given year.

         H. "Product" means solely and only a method and/or dosage form for the nasal administration of doxylamine succinate and diphenhydramine hydrochloride for the purpose of inducing sleep.

         I. "Know-How" means all information, including but not limited to the following: all chemical, pharmacological, safety, toxicological, clinical, stability, assay, control, packaging, manufacturing, regulatory and marketing research data and other knowledge related to the Product and its components now or hereafter owned by or in the possession or control of, Nastech during the term of this Agreement, including any improvements thereto.

         J.     "Territory" means Worldwide.

         K. "Competitive Product" - means all nasally administered dosage forms of sleep-aids that contain doxylamine succinate or diphenhydramine hydrochloride or any combination thereof, marketed in the Territory by a third party.

II.      GRANT OF LICENSE

         A. Subject to the terms of this Agreement, Nastech hereby grants, and Pfizer hereby accepts, an exclusive license, including the right to grant sublicenses, under the Patents and Know-How to make, have made, use and sell the Products in the Territory.

         B. Pfizer acknowledges and agrees that: (i) the use of a sublicensee shall not relieve Pfizer of any of its obligations, duties or limitations under this Agreement; (ii) any action or omission of a sublicensee shall have the same consequence or effect as if such action or omission was Pfizer's own; and (iii) any sublicense agreement shall contain a confidentiality obligation, binding on the sublicensee, which is comparable to the confidentiality provision of this Agreement, at Paragraph VIII.

III.     LICENSE FEES AND ROYALTIES

         A. In consideration of the license granted to Pfizer under this Agreement, Pfizer shall pay to Nastech license fees as follows:

                1. a one-time payment of three hundred thousand Dollars ($300,000) upon the execution of this Agreement; and

                2. a one-time payment of one hundred-twenty-five thousand Dollars ($125,000) upon the filing of an NDA for the Product, only if filed on or before June 30, 1998. In addition, for each full month that the NDA is filed earlier than June 30, 1998, Pfizer shall pay twenty-five thousand dollars ($25,000) up to a total amount not to exceed one hundred-twenty-five thousand dollars ($125,000).

                3. in addition, subject to the terms of Paragraph III.A.4., after the first National Commercial Launch by Pfizer of a Product in a country in the Territory, Pfizer shall pay to Nastech for the life of the Patent in the country in the Territory, royalties of nine percent (9%) of Net Sales of Products if such Products are sold as prescription drugs; or five percent (5%) of Net Sales of Products if such Products are sold as over-the-counter ("OTC") drugs. For the Payment Computation Period in which Pfizer's royalty payment obligation under this Paragraph terminates for any reason, royalty payments shall be payable only for that portion of the Payment Computation Period during which Pfizer's royalty obligation is in effect.

                4. notwithstanding anything to the contrary contained in Paragraph III.A.3. herein, the royalty rate stated in Paragraph III.A.3. shall be reduced to the following after the first National Commercial Launch by Pfizer of a Product in a country in the Territory where: (i) there is no Patent; and (ii) where Competitive Products are marketed: five percent (5%) of Net Sales of Products if such Products are sold as prescription drugs; three percent (3%) of Net Sales of Products if such Products are sold as OTC drugs for the life of the Patent in the United States.

                5. in any circumstances where Pfizer is paying royalties on the Net Sales of Products in any country in the Territory where no patent for the Products has issued, Pfizer's royalty obligations pursuant to Paragraph III.A. shall remain in effect only for the life of the Patent in the United States.

                6. the following minimum payments, which are fully creditable against royalties, shall be paid by Pfizer as follows: twelve (12) months after first National Commercial Launch in the United States, or twenty-four months
(24) after NDA approval, whichever is later; two-hundred-fifty-thousand Dollars ($250,000); in each full year following the initial payment, there shall be a payment of two-hundred-fifty-thousand Dollars ($250,000). These minimum payments shall remain in effect as long as Pfizer's royalty obligations are in effect.

                7. if Pfizer enters into a sub-license that as part of its terms includes payments (sub-licensing fees) to Pfizer that are fully creditable against royalties, Pfizer shall pay one-half (1/2) of those payments (sub-licensing fees) to Nastech. Such payments shall be payable by Pfizer to Nastech within ninety (90) days from the date Pfizer receives payment from its sub-licensee, and such payments shall be fully creditable against Pfizer's royalty obligations hereunder.

         B. Following Pfizer's final royalty payment due in a country under Paragraph III.A. Pfizer shall be deemed to have an exclusive fully paid-up irrevocable license, including the right to grant sublicenses, under the Patents and Know-How to make, have made, use and sell the Products in the Territory in that country.

         C. The parties shall design, undertake and complete any further or additional clinical studies or research including but not limited to: two pivotal clinical efficacy trials against placebo and/or a positive control. Both trials may include 100 patients. The plan of study and number of subjects will be discussed with the FDA at an appropriate time, and Nastech will compile all relevant information from the start of the project. Such additional clinical studies or research shall be completed by Nastech at a total cost to Pfizer of not to exceed 1.6 million Dollars. To the extent more than two pivotal clinical efficacy trials are required or the number of participants substantially exceeds 100 persons per trial, the parties shall negotiate additional payments in excess of 1.6 million Dollars.

         D. Notwithstanding anything to the contrary contained in this Agreement, Pfizer shall make the sole determination of the best regulatory strategy, including clinical development with the advice of Nastech.

IV.      PRODUCT DEVELOPMENT, CLINICAL TESTING AND REGULATORY AFFAIRS

         A. The parties shall use reasonable efforts to carry out all product development, including, without limitation, regulatory and clinical work, testing or studies relating to Products reasonably required for obtaining all regulatory approvals needed to import, market, sell or use the Products within the Territory (collectively "Approval").

         B. Pfizer shall use its reasonable efforts to prepare, file, prosecute and maintain, during the term of this Agreement, all necessary and appropriate applications, submissions and filings, to the appropriate governmental authorities, to obtain Approval in each country within the Territory in which Pfizer decides to commercialize the Product.

         C. Nastech shall consult with and assist Pfizer as reasonably requested concerning the development of Products. Nastech will assist in making any necessary submissions or filings for Approval within the Territory, including, without limitation, the provision of such documents and information as will enable Pfizer to make the submissions or filings, to the extent such documents or information are in the possession of, or can be reasonably obtained by, Nastech without incurring material costs. The parties shall meet at mutually agreed upon intervals to review and discuss the progress and/or results of the development work hereunder.

         D. If Nastech has, at the request of Pfizer, sought any government or regulatory approvals for the Products and has received such approvals, Nastech shall immediately assign such approvals to Pfizer.

         E. Pfizer shall use its reasonable efforts to commercialize Products in the United States within twelve (12) months of receiving final NDA Approval from the FDA.

V.       ADVERSE EVENT REPORTING

         Each party agrees to report to the other, within 48 hours from receipt of the information, any serious adverse event which is reported to occur as a result of use of the Products. Such events must be reported in as much detail as possible, whether or not there is proof of a causal connection between the events and use of the Products. A serious adverse event includes any experience relating to the Products which is reasonably regarded to be medically significant. Each party also agrees to provide to the other copies of all reports that are made to governmental health authorities concerning material safety, efficacy or quality matters with respect to the Products.

VI.      PAYMENT PROCEDURES, RECORDS, AUDITING

         A. Pfizer shall pay to Nastech all fees and royalties as set forth in Paragraph III. within sixty (60) days after the end of each Payment Computation Period, and will provide a report identifying the Products, Net Sales, and the computation of the royalties payable to Nastech.

         B. Payments shall be in United States Dollars, remitted to Nastech at its address specified herein. Any conversion from other currency shall be made at the exchange rate prevailing at the close of the last business day of that Payment Computation Period, as published the next day in The Wall Street Journal.

         C. Pfizer shall keep full and accurate books and records setting forth gross sales, Net Sales and any other information sufficient in detail to allow the calculation of royalties to be paid by Pfizer. Pfizer shall permit Nastech, at Nastech's expense (except as otherwise provided in Paragraph VI.D.), by independent certified public accountants employed by Nastech and reasonably acceptable to Pfizer, to examine relevant books and records at any reasonable time, within five (5) years of the rendering of the books and records. Such accountants shall not disclose to Nastech any of Pfizer's cost data relating to marketing, distribution or sales.

         D. If it is determined that there was an underpayment of royalties due Nastech, without prejudice to any other rights Nastech may have, Pfizer shall promptly pay to Nastech the balance of the royalties due. Pfizer shall also reimburse Nastech for the cost of such verification examination.

VII.     DISCLOSURE OF NEW INFORMATION, DEVELOPMENTS AND IMPROVEMENTS

         A. Nastech shall keep Pfizer fully informed of all relevant information concerning the Products. Toward such end, Nastech shall freely provide Pfizer with all technical information or other Know-How, trade secrets, inventions, data, technology and information acquired or developed by Nastech or its Affiliates during the term of this Agreement, relating to the Products.

         B. In connection with the furnishing by Nastech of Know-How, Nastech agrees, at the request and expense of Pfizer, to (1) allow Pfizer personnel to visit Nastech's manufacturing and research facilities and to consult with Nastech personnel at mutually agreeable times, to discuss and review the Know-How for the purposes contemplated by this Agreement; and (2) send Nastech personnel to visit Pfizer's manufacturing and research facilities at mutually agreeable times, to similarly discuss and review such Know-How.

VIII.    CONFIDENTIAL INFORMATION

         A. During the term of this Agreement and for a period of five (5) years after expiration or termination hereof, each party shall keep confidential and not disclose to others or use for any purpose other than as authorized herein, any confidential information supplied by the other party or its employees or representatives and identified by the disclosing party as confidential in writing ("Confidential Information"); provided, however, that these obligations of confidentiality and non-use shall not apply to the extent that the receiving party can establish that information is not the other party's Confidential Information, including but not limited to establishing that the information: (i) entered the public domain without the receiving party's breach of any obligation owed to the disclosing party; (ii) had become known to the receiving party prior to the disclosure of such information and that such prior knowledge may be demonstrated by written documentation; (iii) was permitted to be disclosed by the prior written consent of the disclosing party; (iv) had become known to the receiving party from a source other than the disclosing party other than by breach of a confidentiality obligation owed to the disclosing party and that such prior knowledge may be demonstrated by written documentation; (v) was disclosed by the disclosing party to a third party without restrictions on its disclosure; or (vi) was independently developed by the receiving party without breach of this Agreement and such prior independent development can be demonstrated by written documentation. In addition, each party shall have the right to disclose Confidential Information supplied by the other party to third parties under a secrecy agreement with essentially the same confidentiality provisions provided herein, solely in connection with the exercise of its rights under this Agreement. Further, disclosure may be made by either party to government agencies to the extent required to secure regulatory approvals, and to preclinical and clinical investigators when necessary for their information in connection with the filing of applications for such approvals.

         B. Upon termination of this Agreement the parties shall each, upon the written request of the other, return or destroy all materials, copies and extracts obtained from the other party that contain any Confidential Information, except for one archival copy to be retained by the receiving party only for the purpose of determining its continuing obligations hereunder.

IX.      REDUCTION OF ROYALTIES

         Royalties payable by Pfizer to Nastech under Paragraph III. hereof shall be reduced as follows:

         A. In the event of any patent infringement, royalties shall be reduced as provided in Paragraph X.

         B. If Pfizer is required in a country within the Territory, by a final court order from which no appeal can be taken, to make changes in Products or to obtain and pay a royalty under a license to a third party under any patent in order to make, have made, use or sell the Products in that country, Pfizer's obligations in the country to pay royalties to Nastech shall be reduced by the amount of the cost to Pfizer for the changes and additional royalty; provided, however, that no more than one-half (1/2) of any royalties thereafter due to Nastech in any Payment Computation Period may be offset. Any credit remaining shall be applied by Pfizer against royalties due in the next succeeding Payment Computation Periods.

         C. If a third party obtains, by order, decree or grant from a competent governmental authority in any country in the Territory, a compulsory license under the Patents authorizing such third party to make, have made, use or sell any Product in such country, Nastech shall give prompt notice to Pfizer. During the effective period of such compulsory license, Pfizer's obligations to pay royalties with respect to Net Sales in such country under this Agreement shall be no more than the rate payable to Nastech by said third party.

         D.     As stated in Paragraph III.A.4.

X.       PATENTS

         A.   Maintenance of Patents

         Nastech shall take all reasonable, necessary steps and pay all necessary expenses to obtain patent protection in the Territory for patentable inventions conceived or made before or during the term of this Agreement, and to maintain for the full life thereof all Patents, relating to the Products and improvements thereto. Pfizer shall have the right, upon consultation with Nastech, to file on behalf of and as agent for Nastech all applications and filings, and to take all actions necessary to obtain the benefits under the Drug Price Competition and Patent Term Restoration Act of 1984 and any amendments thereto Supplementary Protection Certificates in Europe and Patent Extensions in Japan. Nastech agrees to sign any authorizations and instruments and to take any further actions reasonably requested by Pfizer to implement the foregoing.

         Pfizer hereby agrees to mark the Products with the proper legend concerning patent coverage, in accordance with the laws of each respective country within the Territory.

         B. Defense of Patent Litigation

         If any patent infringement action is brought in a country in the Territory against Pfizer or its Affiliate or sublicensee because of actual or anticipated manufacture, use or sale of the Products, Pfizer shall promptly notify Nastech and send Nastech copies of all papers that have been served. Nastech shall promptly defend against such infringement action, once notified by Pfizer. Pfizer shall cooperate with Nastech, and continue to pay to Nastech any applicable royalties during the pendency of the action and any appeals.

         If as a result of such action, Pfizer or its Affiliate or sublicensee is required to make changes in the Products or make payments to any third parties, Pfizer can offset such payments against royalty payments otherwise due to Nastech, as provided in Paragraph IX. of this Agreement.

         If Nastech fails to defend such infringement action after being notified by Pfizer, Pfizer shall have the right but not the obligation to defend the action itself. If Pfizer does undertake such defense, Nastech shall cooperate with Pfizer and Pfizer shall be entitled to select counsel. Any reasonable costs and expenses incurred by Pfizer, including settlement costs, damages assessed against Pfizer and reasonable outside attorney fees, shall be offset against royalty payments otherwise due hereunder, as provided in Paragraph IX.

         C.     Response To Infringement Of Patents
                By Third Parties

         If, during the term of this Agreement, either party becomes aware of any third party infringement or threatened infringement of any Patent in the Territory, the following provisions shall apply:

         1. The party having such knowledge shall promptly give notice to the other party, with all available details.

         2. Nastech shall have the right, but not the obligation, to bring suit in its name, or in the name of Pfizer if necessary, at its own expense to restrain such infringement and to recover profits and damages. Pfizer agrees to being joined as a party plaintiff and to cooperate in the prosecution thereof as is reasonably necessary, at Nastech's expense. If Nastech decides to undertake such suit, then Nastech shall have the sole right to control prosecution, and the right to settle and compromise such action with Pfizer's prior written consent, which shall not be unreasonably withheld.

         3. If Nastech fails to take action within [(sixty (60)] days after becoming aware of such infringement, in the first instance or by notice from Pfizer, then Pfizer, at any time prior to Nastech thereafter filing an action, shall have the right but not the obligation to take such action in its own name or in the name of Nastech as it deems necessary or appropriate. Nastech shall cooperate with Pfizer as is reasonably necessary in any such action brought by Pfizer. If Pfizer brings legal action, Pfizer shall have the sole right to control prosecution, and the right to settle and compromise such action with Nastech's prior written consent, which shall not be unreasonably withheld.

         4. In the event any monetary recovery in connection with such infringement action is obtained, such recovery shall be applied in the following priority: first, to reimburse Nastech and Pfizer by the proportion and up to the extent of their out-of-pocket expenses (including reasonable attorneys' fees) in prosecuting such infringement; second, to be shared by the proportion and up to the extent of any damages established, including but not limited to Pfizer's lost profits and Nastech's lost royalties; third, the balance, if any, to be shared one-half by Nastech and one-half by Pfizer.

XI.      REPRESENTATIONS, WARRANTIES AND COVENANTS

         A.     Nastech represents, warrants and covenants that:

                1. Nastech is a corporation duly organized, existing and in good standing under the laws of the State of Delaware, with full right, power and authority to enter into and perform this Agreement and to grant all of the rights, powers and authorities herein granted.

                2. Nastech is and shall be the sole and exclusive owner of the Product and Patents all of which are and shall be unencumbered by any liens, security interest or other rights or claims of any third party, and no other person or entity has or shall have any claim of ownership with respect to the Product whatsoever.

                3. Making, having made, using or selling the Product in the Territory does not infringe any patent, or any rights of any third party.

                4. The execution, delivery and performance of this Agreement do not conflict with, violate or breach any agreement to which Nastech is a party, or Nastech's articles of incorporation or bylaws.

                5. This Agreement has been duly executed and delivered by Nastech and is a legal, valid and binding obligation enforceable against Nastech in accordance with its terms.

                6. Nastech knows of no fact which materially adversely affects or could materially adversely affect the rights granted to Pfizer under this Agreement.

                7. Nastech represents and warrants the Patents are valid and believes that the Patents are enforceable.

         B.     Pfizer represents, warrants and covenants that:

                1. Pfizer is a corporation duly organized, existing and in good standing under the laws of the State of Delaware, with full right, power and authority to enter into and perform this Agreement and to grant all of the rights, powers and authorities herein granted.

                2. The execution, delivery and performance of this Agreement do not conflict with, violate or breach any agreement to which Pfizer is a party, or Pfizer's certificate of incorporation or bylaws.

                3. This Agreement has been duly executed and delivered by Pfizer, and is a legal, valid and binding obligation enforceable against Pfizer in accordance with its terms.

XII.     TERM AND TERMINATION

         A. This Agreement shall be effective as of the date first set forth above and shall remain in effect as long as Pfizer is obligated to make royalty payments to Nastech, unless earlier terminated as provided herein. The provisions of Paragraphs III.C., IV.A., V., VI., VIII., X.C., XI. and XIII. hereof shall survive the expiration or termination of this Agreement, except as otherwise provided herein.

         B. At any time after the execution of this Agreement, Pfizer shall have the right, with or without cause, at Pfizer's sole discretion, to terminate this Agreement upon ninety (90) days' written notice to Nastech.

         C. If either Pfizer or Nastech breaches or defaults in the performance or observance of any of the material provisions of this Agreement, and such breach or default is not cured within ninety (90) days after the giving of notice by the other party specifying such breach or default, the non-defaulting party shall have the right to terminate this Agreement, effective without further notice to the defaulting party. The non-defaulting party shall thereafter be free to seek any and all appropriate remedies.

         D. Except as otherwise provided in this Agreement, upon termination of this Agreement (unless by Pfizer under Paragraph XII.C.):

                1. All rights, privileges and licenses shall terminate and revert to Nastech, and Pfizer shall not thereafter make any use whatsoever of any Know-How or Patents.

                2. Subject to subparagraph 6. below, Pfizer shall promptly return or provide to Nastech all Know-How and other similar information regarding the Products, including any information relating to the regulatory and clinical work and filings, in connection with any Approval, not previously supplied to Nastech.

                3. Subject to subparagraphs 5. and 6. below, Pfizer shall promptly transfer or destroy, at Nastech's election, all marketing, labeling or advertising materials relating to the Products.

                4. Pfizer shall promptly execute whatever documents are necessary and take whatever steps are necessary to transfer to Nastech or its designee, free of charge except for out-of-pocket expense, all of Pfizer's, its Affiliates' and sublicensees' right, title and interest in and to any NDAs and Approvals, including product licenses, drug identification numbers, or other health registration approvals in effect in the Territory.

                5.   Nastech, at its election, shall:

                a.   Grant Pfizer sufficient time, but not less than eighteen
         (18) months, to sell off its existing stocks of the Products, provided that Nastech shall continue to receive any royalty payable thereon as provided in this Agreement; or

                b. Purchase from Pfizer, at Pfizer's cost, any stock of Products held by Pfizer or returned to Pfizer within the following three (3) months in the normal course of trade.

           6. Notwithstanding anything herein to the contrary, Pfizer's Legal Division shall be entitled to retain one archival copy of all materials covered by Paragraph VIII., for the sole purpose of determining Pfizer's ongoing confidentiality obligations.

         E. Termination of this Agreement for any reason shall be without prejudice to and shall not affect the right of either party to recover any and all damages to which it may be entitled, or exercise any other remedies which it may otherwise have.

XIII.    INDEMNIFICATION

         A. Nastech shall at all times during and after the term of this Agreement be responsible for, and shall defend, indemnify and hold Pfizer harmless from and against any and all losses, claims, suits, proceedings, expenses, recoveries and damages, including reasonable legal expenses and costs, including attorneys' fees, arising out of any claim by a third party relating to the Product, or any aspect of the performance of this Agreement, to the extent such liability results from a patent infringement claim or from the negligence or willful misconduct Of Nastech, or any breach of a representation or warranty given herein by Nastech.

         B. Pfizer shall at all times during and after the term of this Agreement be responsible for, and shall defend, indemnify and hold Nastech harmless from and against any and all losses, claims, suits, proceedings, expenses, recoveries and damages, including reasonable legal expenses and costs, including attorneys' fees, arising out of any claim by a third party relating to the Product or any aspect of the performance of this Agreement, to the extent such liability results from the negligence or willful misconduct of Pfizer, or any breach of a representation or warranty given herein by Pfizer.

XIV.     BANKRUPTCY

         All rights and licenses granted under or pursuant to this Agreement by Nastech to Pfizer are, and shall otherwise be deemed to be, for purposes of
Section 365(n) of the Bankruptcy Code, licenses of rights to "Intellectual Property" as defined under Section 101(56) of the Bankruptcy Code. The parties agree that Pfizer, as a licensee of such rights and licenses, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The parties further agree that, in the event that any proceeding shall be instituted by or against Nastech seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking an entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or it shall take any action to authorize any of the foregoing actions (each a "Proceeding"), Pfizer shall have the right to retain and enforce its rights under this Agreement, including but not limited to the following rights:

         A. the right to a complete duplicate of (or complete access to, as appropriate) all Patents, Know-How and documentation and other supporting materials related to the Products, Patents, and Know-How, and all embodiments, versions and derivatives thereof; the same, if not already in Pfizer's possession, shall be promptly delivered to Pfizer (i) upon any such commencement of a Proceeding upon written request therefor by Pfizer, unless Nastech elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of Nastech, upon written request therefor by Pfizer; and

         B. the right to continue to use the Patents, and Know-How and all versions and derivatives thereof, and all documentation and other supporting material related thereto, in accordance with the terms and conditions of this Agreement.

XV.      MISCELLANEOUS

         A. Entire Agreement - This Agreement, and Paragraph 3.3 of the Evaluation and Option Agreement dated ______________, to the extent applicable, sets forth the entire agreement and understanding between the parties and supersedes all previous agreements, promises, representations, understandings and negotiations, whether written or oral, between the parties with respect to the subject matter hereof; none of the terms of this Agreement shall be amended or modified except in writing signed by the parties hereto.

         B. Assignment - Neither party may assign any right or obligation hereunder without the written consent of the other party, except if such assignment arises under a transaction in which the assigning party is selling its entire business or a line of business to which this Agreement relates or that party is being acquired or merging with a third party, or if such assignment is to a Pfizer Affiliate. This Agreement shall be binding upon and inure to the benefit of the parties' respective successors and assigns. Any attempted assignment in violation of this provision shall be void and of no effect.

         C. Severability - If and solely to the extent that any provision of this Agreement shall be invalid or unenforceable, or shall render this entire Agreement to be unenforceable or invalid, such offending provision shall be of no effect and shall not affect the validity of the remainder of this Agreement or any of its provisions; provided, however, the parties shall use their respective reasonable efforts to renegotiate the offending provisions to best accomplish the original intentions of the parties.

         D. Waivers - A waiver by either party of any term or condition of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement.

         E. Further Documents - Each party hereto agrees to execute such further documents and take such further steps as the other party reasonably determines may be necessary or desirable to effectuate the purposes of this Agreement.

         F. Compliance With Law - Each party hereto shall comply with all applicable laws, rules, ordinances, guidelines, consent decrees and regulations of any federal, state or other governmental authority.

         G. Force Majeure - No party shall be liable for failure to perform or delay in performing obligations set forth in this Agreement, and no party shall be deemed in breach or default of its obligations, if, to the extent and for so long as, such failure, delay, breach or default is due to natural disasters or any similar causes reasonably beyond the control of such party. Any party desiring to invoke the protection of Force Majeure shall promptly notify the other party of such desire and shall use reasonable efforts to resume performance of its obligations.

         H. Governing Law - This Agreement is deemed to have been entered into in the State of New York, and its interpretation, construction, and the remedies for its enforcement or breach are to be applied pursuant to and in accordance with the laws of the State of New York.

         I. Notices - Any notice, consent or approval permitted or required under this Agreement shall be in writing sent by registered or certified airmail, postage pre-paid, or by overnight courier or by facsimile (confirmed by mail) and addressed as follows:

                If to PFIZER:       Pfizer Inc
                                    Consumer Health Care Group
                                    235 East 42nd Street
                                    New York, NY 10017
                                    ATTENTION: President
                                    Consumer Health Care Group

                with copy to:       General Counsel
                                    Pfizer Inc
                                    235 East 42nd Street
                                    New York, NY 10017

                If to Nastech:   Nastech Pharmaceutical Company Inc.
                                    45 Davids Drive
                                    Hauppauge, New York 11788

                                    ATTENTION: Dr. Vincent D. Romeo,
                                    President

                with a copy to:     Bruce R. Thaw, Esq.
                                    45 Banfi Plaza
                                    Farmingdale, New York 11735


All notices shall be deemed to be effective on the date of mailing. In case any party changes its address at which notices are to be received, written notice of such change shall be given as soon as practicable to the other party.

         J. Headings - Headings in this Agreement are included for ease of reference only and shall have no legal effect.

         K. Relationship of the Parties - The relationship hereby established between Pfizer and Nastech is solely that of independent contractors; this Agreement shall not create an agency, partnership, joint venture or employer/employee relationship, and nothing hereunder shall be deemed to authorize either party to act for, represent or bind the other except as expressly provided in this Agreement.

         L. Publicity - Nastech shall not issue any press release or other publicity materials, or make any presentations with respect to the existence of this Agreement or the terms and conditions hereof without the prior written consent of Pfizer. Nastech, however, may make disclosures required by the Securities Act of 1933, as amended, and the Securities and Exchange Act of 1934, with prior written consent of Pfizer, which shall not be unnecessarily withheld.

         M. Additional Opportunities - Nastech shall negotiate exclusively with Pfizer, in good faith, for a period of four months, the terms of a license agreement for a method and/or dosage form for the nasal administration of an OTC substance, drug or product for the purpose of alleviating motion sickness. An equity investment in Nastech will be considered by Pfizer, a significant portion of which would be dedicated to the project, if such an investment were made.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers.

PFIZER INC                          NASTECH PHARMACEUTICAL
CONSUMER HEALTH CARE GROUP          COMPANY INC.

By:                                 By:
   ----------------------------        ----------------------------

                                  EXHIBIT "A"

                                NASTECH PATENTS


                                  U.S. PATENTS



                       United States Patent No. 4,749,700



                                FOREIGN PATENTS

                         *Austrian Patent No. 75400
                         *Australian Patent No. 8550638
                         *Australian Patent No. 8815061
                         *Australian Patent No. 596741
                         *Brazilian Patent No. 8507008
                         *Canadian Patent No. 1265056
                         *Canadian Patent No. 1309023
                         *German Patent No. 358952
                         *European Patent No. 201537
                         *Japanese Patent No. 95010771
                         *Japanese Patent No. 62500589


*Subject to verification of claim coverage.

                                  EXHIBIT "C"

                                NASTECH PATENTS

                                  U.S. PATENTS



                       United States Patent No. 4,749,700



                                FOREIGN PATENTS

                         *Austrian Patent No. 75400
                         *Australian Patent No. 8550638
                         *Australian Patent No. 8815061
                         *Australian Patent No. 596741
                         *Brazilian Patent No. 8507008
                         *Canadian Patent No. 1265056
                         *Canadian Patent No. 1309023
                         *German Patent No. 358952
                         *European Patent No. 201537
                         *Japanese Patent No. 95010771
                         *Japanese Patent No. 62500589


*Subject to verification of claim coverage.

                                  EXHIBIT "D"

                                 PRESS RELEASE

                   NASTECH ENTERS INTO DRUG DEVELOPMENT PACT

Hauppauge, NY (-date-) Nastech Pharmaceutical Company Inc. (NASDAQ NSTK) today announced that it has entered into a drug development agreement with a multi-national healthcare company.

Nastech is developing a new formulation for a convenient nasal delivery route of administration and has filed an Investigational New Drug (IND) application with the U.S. Food and Drug Administration.

The initial phase of this agreement, signed yesterday, covers pre-clinical studies and the initial Phase I clinical testing. Additional payments may be made to Nastech following successful Phase I trials and with a continued commitment to move forward in clinical testing. If milestones are met and a New Drug Application is filed with FDA, the parties will enter into a licensing agreement. Today's agreement also includes a provision to negotiate possible further alliances for other compounds in a separate product category.

"We are extremely pleased to be working with a leading healthcare company in the development of a nasally delivered dosage forms," commented Dr. Vincent D. Romeo, President and Chief Executive Officer of Nastech. "Our work to date points to a faster rate of absorption of nasally administered drugs than an oral formulation."

Nastech's agreement follows last month's announcement by the company that it has entered into an agreement with Ciba-Geigy Corporation to begin work on a nasal formulation of nicotine for smoking cessation.

Nastech Pharmaceutical Company specializes in developing new formulations of widely-used compounds that are safe and effective when delivered transnasally. For many patients and products, the nasal route of delivery offers significant advantages over oral or injected medications; absorption is rapid, resulting in swift onset of therapeutic activity, nasally administered drugs tend to avoid liver firstpass and gastrointestinal metabolism, allowing for potentially lower dosages which can lead to reduced adverse side effects; additionally, patients are able to treat themselves at home, thereby saving the time and expense of receiving injections by a health care professional.

In addition to this agreement, Nastech has agreements with Bristol-Myers Squibb Company for the nasal delivery of butorphanol tartrate, currently marketed as Stadol(R) NS(TM), a potent pain relief medication; DuPont Merck Pharmaceutical Company for nasal delivery of nalbuphine, a narcotic analgesic; Ciba-Geigy

Corporation for nasally delivered nicotine; and with Ribogene, Inc., for intranasal delivery of metoelpramide, for nausea and emesis following chemotherapy treatment, and propranolol, for the treatment of migraine headache pain.

Nastech Pharmaceutical Company Inc., based in Hauppauge, New York, is a research and development company focused exclusively on developing nasal formulations of widely-used pharmaceuticals. The company has been issued and has pending patents in the U.S. and internationally on nasal delivery formulations of a portfolio of pharmaceuticals. These include narcotic analgesics, antinauseant/antiemetics, beta blockers and anti-anemia pharmaceutical products.


                                     # # #